Exhibit 10.14

TRANSITION AND RELEASE AGREEMENT

THIS TRANSITION AND RELEASE AGREEMENT (this “Agreement”) is made as of October 14, 2024 (the “Execution Date”) by and among Jim Pigott, an individual (the “Executive”), Medline Industries, LP, an Illinois entity (the “Company” and collectively with its subsidiaries and affiliates, “Medline”), and, solely for purposes of Paragraphs 3, 6, and 10 through 15 hereof, Mozart Management Aggregator LLC, a Delaware entity (the “Aggregator”) and Mozart Holdings, LP, a Delaware entity (the “Partnership” and collectively with the Executive, the Company, and the Aggregator, the “Parties,” and each a “Party”). In consideration of the payments and benefits described herein to be provided, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged hereby by each of the Parties, the Parties agree as follows:

1. Employment End Date.

(a) The Executive’s last day of employment with Medline will be December 31, 2025 (or such earlier date determined by the Company in its sole discretion, the “Employment End Date” and the period from the date of this Agreement through the Employment End Date, the “Transition Period”). As of the Employment End Date, the Executive hereby agrees to resign from all positions as an officer or board (or committee) member with respect to any Medline entity and the Executive agrees to execute all required documentation to effectuate such resignations. The Executive’s termination of employment on the Employment End Date shall be deemed to be a termination of the Executive’s employment without Cause, as defined in, and for purposes of, the Employment Agreement by and between the Executive and the Company, dated as of October 1, 2023 (the “Employment Agreement”), the Unit Subscription Agreement, the October Incentive Unit Subscription Agreement, the April Incentive Unit Subscription Agreement, the Promotion Incentive Unit Subscription Agreement and the March Incentive Unit Subscription Agreement (each as defined below).

(b) During the Transition Period, the Executive shall continue to receive base salary, be eligible to earn a bonus and participate in Medline health and welfare benefits, and the Executive’s outstanding equity awards shall continue to vest (but no additional equity awards will be granted). During the Transition Period, the Executive shall continue to perform his current duties and responsibilities and cooperate in transitioning such duties and responsibilities to other employees identified by Medline. Any transition of duties and responsibilities during the Transition Period shall not constitute “Good Reason” or “constructive termination” (or any similar term or concept) under any agreement between the Executive and Medline. In addition, if the Executive voluntarily terminates the Executive’s employment (or if the Executive engages in “Cause” conduct) prior to the Employment End Date, then no payments or benefits shall be payable under this Agreement.

(c) Medline and the Executive will coordinate following the Execution Date to prepare mutually acceptable internal and external announcements regarding the Executive’s separation. Neither Party will make public statements regarding the Executive’s separation that are inconsistent with such announcements.

2. Severance Payment. Following the Employment End Date and subject to Paragraph 1(b), the occurrence of the Release Effective Date (as defined in Exhibit A hereto) and the Executive’s compliance with the Restrictive Covenant Arrangements (as defined below), the Company shall:

(a) pay to the Executive any base salary relating to the period from the Employment End Date to December 31, 2025 in a lump sum on the first regularly scheduled payroll period occurring after the Release Effective Date;

(b) pay to the Executive an amount equal to $4,125,000, representing 1.5 times the sum of the Executive’s (I) base salary ($1,100,000) and (II) estimated target annual bonus for 2025 ($1,650,000), payable in installments in accordance with Medline’s payroll practice over the 18-month period following the Employment End Date, with the first installment commencing on Medline’s first regularly scheduled payroll period occurring after the Release Effective Date;

(c) if applicable, pay to the Executive any earned but unpaid annual bonus for the calendar year preceding the calendar year in which the Employment End Date occurs, payable at the same time Medline generally pays annual bonuses to active employees and using the same performance conditions Medline generally uses to calculate annual bonuses for active employees;

(d) pay to the Executive the earned annual bonus for the calendar year in which the Employment End Date occurs without pro-rating if the Employment End Date occurs prior to December 31, 2025, payable at the same time Medline generally pays annual bonuses to active employees and using the same performance conditions Medline generally uses to calculate annual bonuses for active employees; and

(e) provide the Executive (and the Executive’s eligible dependents) coverage and participation under Medline’s medical and dental benefit plans at the same cost to the Executive until the earlier of (I) the 18-month anniversary of December 31, 2025, or (II) the date on which the Executive becomes eligible for medical and/or dental coverage from the Executive’s subsequent employer.

3. Treatment of Equity Interests. The Executive’s outstanding Equity Interests (as defined below) will be treated as set forth in this Paragraph 3.

(a) Overview of Equity Interests. The Parties acknowledge and agree that, as of the Execution Date, the Executive holds (i) 18,306,416 Class A Units of the Aggregator (the “Common Units”), which were issued to the Executive pursuant to the Unit Subscription Agreement for Class A Units and Class B Units of the Aggregator, by and among the Executive, the Aggregator and the Partnership, dated as of October 21, 2021 (the “Unit Subscription Agreement”); (ii) 34,833,499 Class B Units of the Aggregator (the “October Incentive Units”), which were issued to the Executive pursuant to the Incentive Unit Subscription Agreement for Class B Units of the Aggregator, by and among the

Executive, the Aggregator, and the Partnership, dated as of October 21, 2021 (the “October Incentive Unit Subscription Agreement”); (iii) 4,800,000 Class B Units of the Aggregator (the “April Incentive Units”), which were issued to the Executive pursuant to the Incentive Unit Subscription Agreement for Class B Units of the Aggregator, by and among the Executive, the Aggregator and the Partnership, dated as of April 1, 2023 (the “April Incentive Unit Subscription Agreement”); (iv) 13,846,154 Class B Units of the Aggregator (the “Promotion Incentive Units”), which were issued to the Executive pursuant to the Incentive Unit Subscription Agreement for Class B Units of the Aggregator, by and among the Executive, the Aggregator and the Partnership, dated as of October 1, 2023 (the “Promotion Incentive Unit Subscription Agreement”) and (v) 3,555,556 Class B Units of the Aggregator (the “March Incentive Units” and collectively with the Common Units, the October Incentive Units, the April Incentive Units and the Promotion Incentive Units, the “Equity Interests”), which were issued to the Executive pursuant to the Incentive Unit Subscription Agreement for Class B Units of the Aggregator, by and among the Executive, the Aggregator and the Partnership, dated as of March 29, 2024 (the “March Incentive Unit Subscription Agreement”). From the Execution Date through the Employment End Date and thereafter, the Equity Interests will continue to be governed by the terms of the Unit Subscription Agreement, the October Incentive Unit Subscription Agreement, the April Incentive Unit Subscription Agreement, the Promotion Incentive Unit Subscription Agreement and the March Incentive Unit Subscription Agreement, as applicable, and the Mozart Management Aggregator LLC Equity Incentive Plan (the “Plan”), the Aggregator LLC Agreement (as defined in the Plan), and the Holdings LP Agreement (as defined in the Plan).

(b) Treatment of Equity Interests on Employment End Date. On the occurrence of the Employment End Date, but subject to Paragraph 1(b), the occurrence of the Release Effective Date and the Executive’s compliance with the Restrictive Covenant Arrangements, the Executive’s Equity Interests that are Class B Units of the Aggregator will be treated as follows:

Award	Total Class B Units Granted	Vested as of Employment End Date	Additional vesting on Employment End Date	Forfeited on Employment End Date
October Incentive Units	34,833,499	80%	10%	10%

April Incentive Units	4,800,000	40%	15%	45%

Promotion Incentive Units	13,846,154 total 6,923,077 time based 6,923,077 performance based	Time: 40% Performance: To be determined based on Schedule A to Promotion Incentive Unit Subscription Agreement	Time: 5% Performance: None	Time: 55% Performance: To be determined based on Schedule A to Promotion Incentive Unit Subscription Agreement

March Incentive Units	3,555,556	20%	15%	65%

The actual percentage and number of October Incentive Units, April Incentive Units, Promotion Incentive Units and March Incentive Units that are vested as of the Employment End Date, that become vested as of the Employment End Date and that are unvested and forfeited on the Employment End Date will be determined in accordance with Section 3(b) of Schedule A to the Promotion Incentive Unit Subscription Agreement, except that the additional vesting of the October Incentive Units on the Employment End Date shall be as set forth in the table above. In accordance with Section 2.10(d) of the Aggregator LLC Agreement, the Executive’s vested Class B Units will be exchanged for a number of Class A Units that have the same value as the Executive’s vested Class B Units, taking into account (x) the deemed unit price applicable to each grant of Class B Units and (y) distributions received by the Executive in respect of Class B Units through the Employment End Date. Except as permitted by Sections 4.2(a) and (b) of the Promotion Incentive Unit Subscription Agreement, the Class A Units received by the Executive upon conversion of the Executive’s Class B Units shall not be subject to any repurchase or call right in favor of Medline, the Aggregator, the Partnership or any of their affiliates. In addition, the Executive’s Common Units shall not be subject to any repurchase or call right in favor of Medline, the Aggregator, the Partnership or any of their affiliates except as permitted under Section 4.2(a) of the Unit Subscription Agreement.

4. Tax Withholding. All payments made under this Agreement shall be made less applicable taxes and withholdings, to the extent required by law. Notwithstanding anything to the contrary, the Company makes no representations concerning the Executive’s tax consequences under this Agreement under any federal, state or local tax law.

5. No Additional Compensation Owed. The Executive understands and acknowledges that the severance payments set forth in Paragraph 2 and additional vesting of the Executive’s October Incentive Units, April Incentive Units Promotion Incentive Units and March Incentive Units exceed what the Executive is otherwise entitled to receive upon separation from employment, and that such payments and benefits are being given as consideration in exchange for the Executive’s executing, delivering and not revoking this Agreement, including the release contained in it, and the Updated General Release (as defined in Exhibit A hereto). The Executive further acknowledges that the Executive is not entitled to any additional payment or consideration not specifically referenced in this Agreement, other than vested benefits payable under the Company’s employee benefit plans following termination of employment in accordance with such plans. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of Medline to provide these or other benefits to any individuals other than the Executive.

6. Eligibility Requirements and Conditions. In addition to compliance with all other conditions and requirements set forth in this Agreement, the Executive may only receive severance payments and benefits set forth in Paragraph 2 and additional vesting as described in Paragraph 3(b) of the Executive’s October Incentive Units, April Incentive Units, Promotion Incentive Units and March Incentive Units if the Employment End Date occurs other than as a result of the Executive’s resignation, termination due to death or Disability (as defined in the Employment Agreement) or termination for Cause, and Executive (a) executes and does not revoke this Agreement within seven days after signing it (the “Revocation Period”) and (b) executes and does not revoke the Updated General Release within the Updated Release Revocation Period (as defined in Exhibit A hereto). If the Revocation Period expires on a weekend or holiday, the Executive will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period, provided the Executive does not revoke this Agreement (the “Effective Date”). Subject to satisfaction of all eligibility requirements and conditions by the Executive, the Executive’s estate shall be entitled to the payments and benefits set forth in Paragraph 2 hereof in accordance with the terms thereof in the event of the Executive’s death following the Employment End Date but prior to payment or provision of all payments and benefits the Executive is entitled to receive under Paragraph 2 hereof.

7. Release of Claims. The Executive, on the Executive’s own behalf and on behalf of the Executive’s spouse, dependents, heirs, attorneys, successors, and assigns, hereby releases, holds harmless, and forever discharges the Released Parties (as defined below), in their individual and business capacities, jointly and severally, from any and all claims, damages, fees, costs, or other equitable, legal, statutory, or common law relief for any causes of action, obligations, contracts, torts, claims, costs, penalties, fines, liabilities, attorneys’ fees, demands, or suits, of whatever kind or character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, including, without limitation, claims arising out of or related to the Executive’s employment with the Company, separation from employment with the Company, any policies or agreements relating to the Executive’s employment with the Company, and any acts or omissions by the Released Parties or any of their respective current and former officers, directors, shareholders, principals, attorneys, agents, employees, affiliates, parent companies, subsidiaries, successors, and assigns, at any time up through the date the Executive signs this Agreement. This release includes, but is not limited to, a waiver, discharge, and release by the Executive with respect to any damages or relief of whatever nature or description, including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorneys’ fees or costs, that may arise from any of the claims waived, discharged, or released.

(a)

Claims Released. Without limiting any of the foregoing, the Executive acknowledges and agrees that the claims released by this Agreement include all known and unknown claims, promises, causes of action, grievances, or similar rights of any type that the Executive had or presently may have, with respect to any Released Party. The Executive acknowledges that the claims released under this Agreement might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, the following:

i.

Claims for breach of contract, whether express, implied or implied- in-fact, promissory estoppel, wrongful discharge, retaliatory discharge, interference with contractual relations or prospective economic advantage, or violation of any duties of good faith and fair dealing;

ii.

Claims for salary, bonus compensation, incentive compensation, commissions, deferred compensation, premium payments, overtime compensation, stock rights, stock options, vacation, paid time off, sick leave, family leave, medical leave, fringe benefits, or remuneration of any kind arising out of or relating to the Executive’s employment by the Company;

iii.

Any and all Claims under or pursuant to the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, and the Genetic Information Nondiscrimination Act, as well as any other federal, state, or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment, and/or any claims for attorneys’ fees or costs under such statutes and laws;

iv.

Claims for intentional torts, negligence, negligent or intentional infliction of emotional distress, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law tort theory of recovery; and

v.

Claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), or pertaining to ERISA-regulated benefits, including any claims for severance pay, welfare benefits, unvested retirement benefits, or other remuneration or benefits of any kind or character.

(b)

Exclusion for Certain Claims. Notwithstanding the foregoing, the Parties agree that the release in this Agreement shall not apply to any claims arising after the date the Executive signs this Agreement, nor shall anything herein prevent the Executive from instituting any action to enforce the terms of this Agreement. The Parties further agree that the release in this Agreement shall not apply to any claims that may not, as a matter of law, be released. In addition, the Parties agree that nothing herein shall be construed to prevent the Executive from enforcing rights, if any, under ERISA to recover any vested benefits. Finally, the Parties agree that the release in this Agreement shall not apply to any claims that the Executive has for indemnification (including advancement of expenses) under the Released Parties charter, bylaws or other governing documents, and the Executive shall be entitled to coverage under any applicable D&O insurance policy maintained by Medline in respect of the Executive’s period of employment.

(c)

Released Parties. The “Released Parties” shall include Medline and all of its respective parent companies, subsidiaries and affiliates and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, managers, stockholders and other beneficial owners, partners, members, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors and assigns.

8. Restrictive Covenants.

(a) The Executive hereby reaffirms the Executive’s restrictive covenant obligations set forth in (i) Sections 6 and 7 of the Employment Agreement, and (ii) Appendix A to each of the Unit Subscription Agreement, the October Incentive Unit Subscription Agreement, the April Incentive Unit Subscription Agreement, the Promotion Incentive Unit Subscription Agreement and the March Incentive Unit Subscription Agreement (collectively, the “Restrictive Covenant Arrangement”), which restrictive covenants are incorporated herein by reference in its entirety.

(b) Nothing in this Agreement shall prohibit the Executive from communicating, cooperating or filing a complaint or proceeding with any U.S. federal, state or local enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law, rule or regulation, or otherwise making disclosure relating thereto to any such Governmental Entity, that are protected under the whistleblower provisions of any such law, rule or regulation; provided, that, in each case, (i) such communications and disclosures are consistent with applicable law and made in good faith and (ii) the information subject to such disclosure was not obtained by the Executive through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to applicable state attorney conduct rules. Moreover, the Executive does not need any prior authorization from (or to give prior notice to) the Company regarding any such communication or disclosure. The Executive also acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of Medline, or trade secrets of Medline, without prior written consent of the Company’s general counsel or other officer designated by the Company.

9. Company Property. On or as promptly as practicable after the Employment End Date, the Executive shall return to the Company all property of the Company that is in the Executive’s possession, including all confidential and proprietary information and all other Company property, such as office equipment, computers, cell phones, and security badges, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit the Executive to retain which shall include the Executive’s cell phone and laptop; provided, that the Executive shall hand over his cell phone and laptop to Medline on the Employment End Date for removal of Company specific information and Medline will return such property to the Executive following removal of such information. The Executive shall not take or copy in any form or manner any Company files, financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Medline.

10. No Admission. This Agreement (including the Updated General Release attached hereto) shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

11. Confidentiality. The nature and terms of this Agreement are confidential and they have not been and shall not be disclosed by the Executive at any time to any person other than the Executive’s lawyer or accountant, a governmental agency, or the Executive’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company. The Executive and the Company expressly acknowledge that confidentiality is the preference of and mutually beneficial to all Parties, and that valid and bargained for consideration has been given in exchange for confidentiality. However, nothing in this Agreement is intended to or will be used in any way to limit the Executive’s rights to make truthful statements or disclosures regarding unlawful employment practices or to exercise the Executive’s rights under applicable law, including any rights which the Executive may have pursuant to the National Labor Relations Act (“NLRA”).

12. Cooperation. The Executive agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of the Executive. Without limiting the foregoing, the Executive agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse the Executive for reasonable out-of-pocket expenses that are approved by the Company prior to being incurred in connection with the cooperation described in this Paragraph.

13. Non-Disparagement. To the greatest extent permitted by law, the Executive agrees not to make statements to clients, customers and suppliers of the Released Parties or other public statements that are in any way disparaging or negative towards the Released Parties or their products and services. However, nothing in this Paragraph is intended to or will be used in any way to limit the Executive’s rights to make truthful statements or disclosures regarding unlawful employment practices or to exercise the Executive’s rights under applicable law, including pursuant to the NLRA. Following the Employment End Date, the Company shall provide the instruction to members of the Board and executive officers of the Company that is required by Section 6(d) of the Employment Agreement.

14. Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises the Executive to consult with an attorney prior to signing this Agreement and agrees to reimburse the Executive’s reasonable attorneys’ fees incurred for such review up to $20,000. The Executive has 21 days to consider whether to sign this Agreement from the date the Executive receives this Agreement (the “Consideration Period”). The Executive must return this signed Agreement to the Company’s representative set forth below within the Consideration Period but not prior to the Execution Date. If the Executive signs and returns this Agreement before the end of the Consideration Period, it is because the Executive freely chose to do so after carefully considering its terms. Additionally, the Executive shall have seven days from the date the Executive signs this Agreement to revoke this Agreement by delivering a written notice of revocation to the same person as the Executive returned this Agreement. This Agreement will become effective on the Effective Date. The Executive agrees to provide the fully executed original of this Agreement and any written revocation notice to: Christopher Shryock, Chief Human Resources Officer, Three Lakes Drive, Northfield, IL 60093. The Executive agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.

15. Executive’s Acknowledgements and Representations. In further consideration of the payments and benefits provided to the Executive in this Agreement, the Executive hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement, arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Agreement, the Executive also hereby acknowledges and confirms that:

(a)

the Executive understands that state and federal laws, including the ADEA, prohibit employment discrimination based upon age, sex, race, color, national origin, ethnicity, religion, or disability. The Executive further understands and agrees that, by signing this Agreement, the Executive waives any and all such claims, and releases the Company and the other Released Parties from any and all such claims.

(b)

the Executive acknowledges that the Executive has been advised in writing to consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney prior to signing this Agreement, which contains a general release and waiver of claims.

(c)

the Executive acknowledges and agrees that the severance benefits being provided to the Executive pursuant to this Agreement are benefits to which the Executive otherwise would not be entitled but for this Agreement, and that the Executive has been provided with adequate and valuable consideration for signing this Agreement.

(d)

the Executive acknowledges and agrees that the Executive has at least 21 days after receiving this Agreement and its attachments to consider whether to sign this Agreement. If the Executive signs this Agreement in less than 21 days, the Executive represents and acknowledges that the Executive has had ample time to decide to sign this Agreement and does not need any additional time to consider whether to sign.

(e)	the Executive acknowledges that, in the event the Executive signs this Agreement, the Executive has another seven days to revoke the Executive’s release of claims, if any, under the ADEA.

16. Applicable Law. This Agreement shall be interpreted under the law of the state in which the Executive last worked for the Company.

17. Entire Agreement. This Agreement, together with the documents expressly referenced herein, sets forth the entire agreement between the parties and supersedes any prior agreement between the Executive and the Company; provided, that the Executive’s obligations under any previously signed agreements related to inventions, business ideas, confidentiality of corporate information, and unfair competition and any similar covenant obligations remain intact. The Executive is not relying on any other agreements or oral representations not addressed in this Agreement.

18. Arbitration. The Executive and Medline expressly acknowledge and agree to submit to binding arbitration all claims and/or disputes either may have against the other with respect to any provisions of this Agreement, and/or any aspect of the Executive’s employment or termination of employment with Medline, including, without limitation, (i) any claims under the ADEA, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, Sections 1981 through 1988 of Title 42 of the United States Code, (ii) any claims under any other federal, state or local law, statute, ordinance or regulation dealing with the employment or discrimination in employment as well as under any common law doctrines or decisions, (iii) any claims for breach of contract, whether oral or written, except for claims of breach of Paragraph 11 hereof, (iv) any claims for tort, and (v) any claims involving agents, officers, directors or employees alleged to have occurred within the scope of their employment. The Executive and Medline further agree that any dispute or controversy covered by this Agreement or arising out of, relating to, or concerning any interpretation, construction, performance, validity, enforceability or breach of this Agreement, except as provided in Paragraph 19 herein, shall be resolved by binding arbitration, not by court or jury trial.

Both Medline and the Executive agree to bring any dispute in arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective, representative or private attorney general action, or as a member in any purported class, collective, representative or private attorney general proceeding. The class action waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

Regardless of any other terms of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate, however the Executive waives any right to monetary damages from any such administrative agency to the greatest extent permitted by law. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or the Office of Federal Contract Compliance Programs. Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. This Agreement does not apply to claims for workers compensation or unemployment insurance benefits. Nothing contained in this Agreement shall be construed to prevent or excuse the Executive or Medline from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures.

19. Consent to Jurisdiction. This Agreement does not impinge on Medline’s right to pursue injunctive relief in federal or state court against the Executive if the Executive violates the Restrictive Covenant Arrangements, including those contained in Paragraph 11 regarding confidentiality. The Executive agrees to irrevocably submit to the exclusive jurisdiction of the Circuit Court of Lake County, Illinois, and the United States District Court of the Northern District of Illinois, in any action or proceeding arising out of or relating to the Executive’s violation of the Restrictive Covenant Arrangements and other obligations of the Executive identified in Paragraphs 11, 12 and 13. The Executive irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Accordingly, with respect to such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process from such courts; and, (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction in such courts.

20. Waiver of Jury Trial. The Executive knowingly and willingly waives any right that he has under applicable law to a trial by jury in any dispute arising out of or in any way related to this Agreement, or the issues raised by any such dispute.

21. Severability. The provisions of this Agreement are severable, and if any part of this Agreement except the release of claims (Paragraph 7) is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Protected Rights. Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, if applicable, (b) for rights under ERISA-covered employee benefit plans that are vested on or before the date the Executive signs this Agreement, (c) that may arise after the Executive signs this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, or (e) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (w) precludes the Executive from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when the Executive has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (x) limits or affects the Executive’s right to challenge the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act, (y) prevents the Executive from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Health and Safety Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (z) limits the Executive from exercising rights, if any, under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, although by signing this Agreement the Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by the Executive or on the Executive’s behalf by any third party, except for any right the Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Execution Date.

MEDLINE INDUSTRIES, LP
On behalf of its subsidiaries and affiliates

By:	/s/ Jim Boyle
Name: Jim Boyle
Title: Chief Executive Officer
Date: October 14, 2024

Solely with respect to certain sections of this Agreement as set forth in this Agreement:

MOZART MANAGEMENT AGGREGATOR LLC

By: Mozart Holdings, LP
Its: Managing Member

By:	/s/ Jim Boyle
Name: Jim Boyle
Title: Chief Executive Officer
Date: October 14, 2024

MOZART HOLDINGS, LP

By:	/s/ Jim Boyle
Name: Jim Boyle
Title: Chief Executive Officer
Date: October 14, 2024

/s/ Jim Pigott
Jim Pigott
Date: 10/14/24

Exhibit A

Updated General Release

As of the date shown below, I reauthorize and agree to the terms of the release of claims (the “Release”) set forth in Paragraph 7 of the Separation and Release Agreement, dated October 14, 2024 (the “Agreement”), which I signed in connection with my transition from employment with Medline (as defined in the Agreement). I have read the Agreement, including the Release set forth therein, and this Updated General Release, and understand and voluntarily reauthorize and agree to all of their terms, including the Release, and by signing below, the claims released in the Release shall be fully released as of the date hereof. I have had reasonable amount of time to consider this Updated General Release (not less than 21 days), and I have been advised that I have the right to consult an attorney with respect to this Updated General Release, and my execution of this Updated General Release is knowing and voluntary. In addition, I may revoke this Updated General Release for a period of seven calendar days following the day I sign it (the “Updated Release Revocation Period”), as set forth in the Release. If I do not revoke this Updated General Release during such Updated Release Revocation Period, this Updated General Release will become effective on the eighth day after I sign it (the “Release Effective Date”).

ACKNOWLEDGED AND AGREED

Jim Pigott
Date: